UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934

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Furniture Brands International, Inc.

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N/A

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April 7, 2008

Dear Fellow Stockholder:

We are writing you at an important time for Furniture Brands. We are asking that you support all of your Board’s nominees that are up for election at this year’s Annual Meeting of Stockholders on May 1. In this letter, we will summarize why this vote is so important.

The Company’s transformational plan is in its early stages and is already showing progress. We now have the right management team in place to execute the turnaround strategy, have significantly strengthened our balance sheet and are delivering results in a very challenging market environment. We're very excited about the future of Furniture Brands.

As you may know, Sun Capital, which owns substantial stakes in many of our competitors, has acquired an equity position in our Company and now is trying to run a proxy fight to put its hand-picked nominees on our Board. Sun Capital has previously indicated a verbal indication of interest in acquiring Furniture Brands in a proposal that undervalued the Company and was subject to due diligence. Sun Capital appears to be unhappy that your Board rejected this attempt to capture value that belongs to our stockholders. Simply put, Sun Capital’s agenda is not your agenda.

WE URGE YOU TO REJECT SUN CAPITAL’S AGENDA

Do not return any proxy card sent by SCSF Equities, LLC, even as a protest vote. We believe that their goal is to install directors that will serve the interests of Sun Capital and that their interests are not consistent with maximizing the value of Furniture Brands for all of our stockholders. Your Board and management team are excited about the prospects for Furniture Brands, and have actively and aggressively considered pursuing all paths for delivering maximum value to ALL of our stockholders. We urge you to reject the director candidates and agenda of Sun Capital and the funds it controls.

IMPORTANT FACTS TO KNOW

Sun’s desire to buy Furniture Brands at a price that doesn’t capture its full value – is contrary to your interests

Sun Capital has had numerous discussions with our management about how to maximize their investment in Furniture Brands. A few weeks ago, Sun stated publicly that it was making a non-binding proposal to acquire all Furniture Brands shares at “a substantial premium.” No such proposal has emerged.

In conversations with our management, Sun Capital indicated that they would be interested in acquiring the Company at a preliminary price range of $13 to $15 a share, subject to due diligence. This should be taken in context of an average share price in the 52-weeks leading up to Sun Capital’s initial indication of interest of $12.64 and a 52-week high of $17.67 for the same time period. Furthermore, this conditioned indication was never followed up with a written proposal.

We believe that Sun Capital, with ownership interests in many of our key competitors, should not obtain access to our confidential information

Another troubling issue was raised when Sun Capital demanded access to our proprietary records for its “due diligence”. Sun Capital has significant ownership positions in several furniture manufacturers and retailers that compete directly with Furniture Brands, including Berkline/Benchcraft, Lexington, Powell, Wickes, Rowe, Nationwide Warehouse, and Design Within Reach. Granting Sun Capital access to highly confidential information concerning Furniture Brands’ strategy and operations, including through having their nominees on our Board, could impair our competitive position.

We are also concerned about potential conflicts and the appearance of conflicts related to having Sun Capital’s nominees on the Board. In addition to potentially having access to sensitive information, one would expect that these directors would be less likely to fight for value if Sun Capital ultimately does submit a proposal.

Also as previously noted, Sun Capital has a number of potentially competing interests in the home furnishings industry, including some investments that are currently in bankruptcy and one entity is a creditor to the Company with an unpaid balance.

CONTRARY TO SUN CAPITAL’S ASSERTIONS, OUR BOARD HAS EXERCISED ITS FIDUCIARY DUTIES IN REVIEWING INDICATIONS OF INTEREST

Contrary to the claims of Sun Capital, our Board, in exercising its fiduciary duties, with the assistance of its advisors, has thoroughly and carefully reviewed the indications of interest it has received. In its public filings, Sun Capital has claimed that their nominees will thoroughly investigate “all business combinations or acquisition proposals that FBN has received and failed to pursue in the past year.” In both public filings and private conversations, they raise the spectre of the existence of acquisition proposals that the Board has not reviewed. Their assertions are wrong, and they are attempting to mislead stockholders.

Understandably, any potential buyer of Furniture Brands would want to pay the lowest possible price for the Company and would want direct access to any information regarding potential buyers. This provides yet another reason why our stockholders should not put a potential buyer’s hand-picked candidates on our Board. However, it has not received any bona fide offers to buy the Company at a valuation that is compelling versus the strategic plan

WE HAVE THE RIGHT TEAM IN PLACE TO EXECUTE THE STRATEGIC PLAN AND MAXIMIZE VALUE FOR OUR STOCKHOLDERS

Your Board and management team are executing the Company’s strategic plan, which is delivering value to our stockholders

Furniture Brands’ strategic plan, which was launched in the fall of 2007, is on track and earnings momentum is developing. The plan has four key elements:

•	Build our brand power – Leverage the collective strengths of what we believe to be the most powerful portfolio of brands in the home furnishings industry.
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Win with customers – Sell our broad line of furniture through all sales channels, from “big box” discounters to national retailers to company-owned retail stores to designer showrooms. We will deliver the right product to the right place.

•	Deliver operational excellence – Move to an operating company model, and generate estimated annual cost savings of $40 to $50 million (savings that a potential buyer would want to capture for itself).

•	Grow and develop our people – Created a team that is committed and incentivized to deliver maximum stockholder value.

Furniture Brands has one of the strongest balance sheets in the industry

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Furniture Brands has created one of the strongest balance sheets in the home furnishings industry. The company has strengthened the balance sheet by aggressively reducing inventories by more than $100 million, rationalizing operations and paying down debt of more than $75 million.

•	Today, cash on hand totals more than $170 million and long-term debt is $235 million. This is the most cash and least debt we’ve had at any time since 1993.

Furniture Brands continues to focus on its cost structure and other operational improvements

•	FBN Asia was launched in early 2008 to improve margins, reduce costs, and enhance delivery and quality metrics with third-party manufacturers.

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Major actions taken during 2007 that will drive increased earnings in 2008 include closing 18 unprofitable retail stores, closing eight manufacturing plants and warehouses, and consolidating shared administrative functions across the entire brand platform.

We now have the right team in place to implement our turnaround strategy

Since January 2007, Furniture Brands has aggressively built an exceptional team of executives to execute the company’s strategic plan. The recently assembled Furniture Brands’ executive leadership team brings experience from world-class companies such as Wrigley, Monsanto, Steelcase, Procter & Gamble, Nike, General Electric, Convergys, Russell, as well as industry peers Ethan Allen, Baker and Magnussen. This team is singularly focused on executing our strategic plan for maximum stockholder value.

We agree that we should add to our Board – just not Sun Capital’s selected designees

Prior to Sun Capital’s proposed proxy contest, your Board had already engaged an independent search firm to identify candidates for the Board. We agree that we should add to our Board and are committed to discussing this important matter with our stockholders and to doing so in a timely manner. However, we do not think that having hand-picked nominees by a competitor and potential buyer sitting on our Board is in our stockholders’ best interests.

YOUR VOTE IS IMPORTANT – WE URGE YOU TO SUPPORT FURNITURE BRANDS’ PROXY

Whether or not you plan to attend our annual meeting in St. Louis on May 1, we ask you to vote the WHITE proxy card “FOR” your Board. DO NOT VOTE THE GOLD CARD.

IMPORTANT!
•	Regardless of how many shares you own, your vote is very important. Please sign, date and mail the enclosed WHITE proxy card.
•	Please vote each WHITE proxy card you receive since each account must be voted separately. Only your latest dated proxy counts. We urge you NOT to sign any Gold proxy card sent to you by Sun.
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Even if you have sent a Gold proxy card to Sun, you have every right to change your vote. You may revoke that proxy, and vote as recommended by your Board by signing, dating and mailing the enclosed WHITE proxy card in the enclosed envelope.

•	If your shares are registered in your own name, please sign, date and mail the enclosed WHITE proxy card in the postage-paid envelope provided today.
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If your shares are held in the name of a brokerage firm or bank nominee, please sign, date and mail the enclosed WHITE proxy card in the postage paid envelope to give your broker or bank specific instructions on how to vote your shares. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed voting form.

If you have any questions on how to vote your shares, please call our proxy solicitor: MORROW & CO., LLC AT (800) 607-0088

On behalf of the Board of Directors,

W.G. (Mickey) Holliman	Ralph P. Scozzafava
Chairman of the Board	Vice Chairman of the Board and Chief Executive Officer

Important Additional Information

In connection with the 2008 Annual Meeting of Stockholders, the Company has filed a proxy statement regarding the 2008 Annual Meeting with the U.S. Securities and Exchange Commission and has mailed the definitive proxy statement and a proxy card to each stockholder entitled to vote at the 2008 Annual Meeting. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. The proxy statement and other documents (when available) relating to the 2008 Annual Meeting can be obtained free of charge from the SEC’s website at http://www.sec.gov. These documents can also be obtained free of charge from the Company at the Company’s website at www.furniturebrands.com under the “Investor Info” tab, or upon written request to Furniture Brands International, Inc., 101 South Hanley Road, Suite 1900, St. Louis, MO 63105, Attention: Corporate Secretary. In addition, copies of the Proxy Statement may be requested by contacting the Company’s proxy solicitor, Morrow & Co., by telephone toll free at 800-607-0088.

The Company and its directors, director nominees and executive officers may be deemed to be participants in the solicitation of proxies in connection with the 2008 Annual Meeting.

Information regarding the interests of the directors, director nominees and executive officers of the Company in the solicitation is more specifically set forth in the definitive proxy statement that was filed by the Company with the SEC and which is available free of charge from the SEC and the Company, as indicated above.

About Furniture Brands

Furniture Brands International (NYSE: FBN) is a vertically integrated operating company that is one of the nation’s leading designers, manufacturers, and retailers of home furnishings. With annual sales in excess of $2 billion, it markets through a wide range of retail channels, from mass merchant stores to single-brand and independent dealers to specialized interior designers. Furniture Brands serves its customers through some of the best known and most respected brands in the furniture industry, including Broyhill, Lane, Thomasville, Drexel Heritage, Henredon, Pearson, Hickory Chair, Laneventure, and Maitland-Smith.

Cautionary Statement Regarding Forward-Looking Statements

Matters discussed in this document and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, of our anticipated growth, operating results, future earnings per share, plans and objectives, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “will,'' “believe,'' “positioned,'' “estimate,'' “project,'' “target,'' “continue,'' “intend,'' “expect,'' “future,'' “anticipates,'' and similar expressions that are not statements of historical fact. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under ``Risk Factors'' in our Annual Report on Form 10-K for the year ended December 31, 2007 and in our other public filings with the Securities and Exchange Commission. Such factors include, but are not limited to: risks associated with the execution of our strategic plan; changes in economic conditions; loss of market share due to competition; failure to forecast demand or anticipate or respond to changes in consumer tastes and fashion trends; failure to achieve projected mix of product sales; business failures of large customers; distribution and cost savings programs; manufacturing realignments; increased reliance on offshore (import) sourcing of various products; fluctuations in the cost, availability and quality of raw materials; product liability uncertainty; environmental regulations; future acquisitions; impairment of goodwill and other intangible assets; anti-takeover provisions which could result in a decreased valuation of our common stock; loss of funding sources; and our ability to open and operate new retail stores successfully. It is routine for internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that all forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this report or other periodic reports are made only as of the date made and may change. While we may elect to update forward-looking statements at some point in the future, we do not undertake any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.